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                                                                    Exhibit 23.2


Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Proxy Supplement of Provident Financial Group, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Provident Financial Group, Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated January 19, 1999, with respect to the consolidated financial statements of Provident Financial Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Cincinnati, Ohio
October 8, 1999